EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 30, 2008 by and between Greenlight Capital Re, Ltd. (the “Company”), Greenlight Reinsurance, Ltd. (the “Subsidiary”) and Tim Courtis (“Executive”).

WHEREAS, the Company and the Subsidiary (referred to collectively herein as the “Employer”) previously entered into an employment agreement with Executive dated as of May 1, 2006 (the “Prior Agreement”) pursuant to which Executive serves as the Chief Financial Officer of the Employer (the “CFO”); and

WHEREAS, the Employer desires to continue to retain the services of Executive and Executive desires to continue to work for and be employed by the Employer in such capacity; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in order to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder (the “Code”) and Section 457A of the Code.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment.  The Employer hereby agrees to continue to employ Executive as the CFO, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2. Employment Period.  The period of employment of Executive by the Employer under this Agreement (the “Employment Period”) shall commence on the date first written above (the “Effective Date”) and shall continue until terminated by either party in accordance with Section 6 of this Agreement.  Executive’s employment shall at all times be “at will” and not for a definite duration, and nothing contained herein shall confer upon Executive any contractual right to continued employment.  This Agreement is conditioned upon the Employer maintaining a work permit for Executive and Executive complying with the Cayman Islands Immigration laws and regulations from time to time in force.

3. Position and Duties.  During the Employment Period, Executive shall serve as CFO and shall report directly to the Employer’s Chief Executive Officer (the “CEO”) or such other officer of the Employer designated by the CEO or the Board of Directors of the Subsidiary (the “Board”). Executive shall have those powers and duties normally associated with the position of CFO of entities comparable to the Employer and such other powers and duties as may be prescribed by the Employer; provided that, such other powers and duties are consistent with Executive’s position as CFO and do not violate any applicable laws or regulations.  Executive shall perform his duties to the best of his abilities and shall devote all of his working time, attention and energies to the performance of his duties for the Employer.  If requested by the Board, Executive shall also serve as an officer and/or director of other subsidiaries or affiliates of the Employer for no additional compensation.

4. Place of Performance.  The Employer’s principal place of business is the Cayman Islands.  Executive shall be required to maintain a residence in the Cayman Islands as necessary to perform his duties hereunder.  During the Employment Period, Executive shall comply with all Employer policies, as may be amended from time to time, including, without limitation, conducting the business affairs of the Employer such that neither entity is deemed to be engaging in a trade or business within the United States.

5. Compensation and Related Matters.

(a) Base Salary and Bonus.  During the Employment Period, the Subsidiary shall pay Executive a base salary at the rate of not less than US $300,000 per year (“Base Salary”).  Executive’s Base Salary shall be paid in installments in accordance with the Subsidiary’s customary payroll practices.  The Board shall periodically review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Subsidiary.  If Executive’s Base Salary is increased by the Board, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.  In addition to Base Salary, during the Employment Period, Executive shall be eligible for an annual bonus based on pre-established individual and Company performance metrics established by the Board (the “Bonus”).  Executive shall be eligible to receive a discretionary Bonus, based on performance goals established by the Board, with a target of 50% of Base Salary.  Any Bonus earned during a calendar year shall be paid in accordance with the bonus payment provisions of the Company’s Compensation Plan, as amended from time to time, and shall be subject to such terms and conditions as are set forth therein.

(b) Expenses.  During the Employment Period, the Subsidiary shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the ordinary course of the Employer’s business and properly incurred and reported to the Subsidiary in accordance with its expense reimbursement policies and procedures. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section 5(b) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(c) Vacation.  During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation per year to be used and accrued in accordance with the Employer’s policies as they may be established from time to time.  In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year to which other employees of the Employer with similar tenure are entitled under the Employer’s policies, but in no event less than the minimum days mandated by Cayman Islands statutory requirements.

(d) Welfare and Pension Plans. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Employer (including, without limitation, the Subsidiary’s statutory pension plan), or which it may adopt from time to time, for its employees, in accordance with Cayman Islands Laws and regulations from time to time in force and in accordance with the eligibility requirements for participation therein.

(e) Housing Allowance.  During the Employment Period, Executive shall be entitled to receive a Cayman Islands housing allowance of US $6,000 per month.  Executive will be responsible for any taxes due on such allowance.

(f) Equity Compensation.  Executive shall be eligible to receive awards under the Company’s Amended and Restated 2004 Stock Incentive Plan, as amended from time to time (the “Plan”) in accordance with the terms of the Plan.

6. Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death.  Executive’s employment hereunder shall terminate upon his death.

(b) Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period, the Employer shall have the right to terminate Executive’s employment hereunder for “Disability,” and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause.  The Employer shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  For purposes of this Agreement, “Cause” shall mean Executive’s (i) drug or alcohol use which impairs the ability of Executive to perform his duties hereunder; (ii) conviction by a court of  competent jurisdiction, or plea of “no contest”  or guilty to a criminal offense; (iii) engaging in fraud, embezzlement or any other illegal conduct with respect to the Employer or any of its affiliates (collectively, the “Group”); (iv) willfully violating the Restrictive Covenants set forth in Section 9 of this Agreement; (v) willfully failing or refusing to perform his duties hereunder (other than such failure caused by Executive’s Disability or while on vacation) after a written demand for performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties; or (vi) breach of any material provision of this Agreement or any Group policies related to conduct which is not cured, if curable, within ten (10) days after written notice thereof.  The Employer shall have the right to suspend Executive with pay in order to investigate any event which it reasonably believes may provide a basis to terminate Executive’s employment for Cause and such action shall not give Executive Good Reason to terminate his employment.

(d) Good Reason.  Executive may terminate his employment with the Employer for “Good Reason” within thirty (30) days after Executive has knowledge of the occurrence, without Executive’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) days after written notice thereof has been given by Executive to the Employer and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  “Good Reason” shall be limited to the following:  (i) any material and adverse change to Executive’s duties which is inconsistent with his duties set forth herein, (ii) a reduction of Executive’s Base Salary, or (iii) a failure by the Employer to comply with any other material provisions of this Agreement.

(e) Without Cause.  The Employer shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Employer with a Notice of Termination at least ninety (90) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7. Termination Procedure.

(a) Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within ninety (90) days after the giving of such notice) set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination.  In the event Executive’s employment is terminated, the Subsidiary shall provide Executive with the payments set forth below and shall not be required to provide any other payments or benefits to Executive upon such termination.  Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment and that prior to receiving any such payments under this Section 8 and as a material condition thereof, Executive shall, if requested by the Employer, sign and agree to be bound by a general release of claims (a “Release”) against the Employer and its affiliates related to Executive’s employment (and termination of employment) with the Employer in such form as the Board deems appropriate; provided, that, if Executive should fail to execute such Release within 45 days following the later of (i) Executive’s Date of Termination or (ii) the date Executive actually receives an execution copy of such Release (which shall be delivered to Executive within five (5) business days following his Date of Termination), the Subsidiary shall not have any obligations to provide the payments contemplated under this Section 8.  Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any membership or positions that he then holds with the Employer or any of its affiliates.

(a) Termination By the Employer without Cause or By Executive for Good Reason.  If Executive’s employment is terminated by the Employer without Cause or by Executive for Good Reason:

(i) as soon as practicable following such termination, but in no event later than two and one half months following the Date of Termination, the Subsidiary shall pay to Executive: (A) his accrued, but unpaid Base Salary earned through the Date of Termination, his accrued, but unpaid Bonus earned for the year immediately prior to the year in which the Date of Termination occurs and any accrued, but unused vacation pay through the Date of Termination (the “Accrued Obligations”); (B) the target Bonus Executive would have earned for the year of termination assuming targets had been achieved, pro-rated based on the number of days Executive was employed by the Employer during the year over the number of days in such year (the “Pro-Rated Bonus”); and

(ii) commencing on the Severance Payment Date (as defined below) and provided Executive does not breach Section 9 of this Agreement following his termination in which case all payments under this clause (ii) shall cease, the Subsidiary shall continue to pay Executive the sum of his annual rate of Base Salary and target Bonus (assuming targets had been achieved) in twelve (12) monthly installments.  For purposes of this Agreement, the “Severance Payment Date” shall mean the first payroll date following the applicable revocation period set forth in the Release contemplated in this Section 8.  Notwithstanding the foregoing, if the Board (or its delegate) determines in its discretion that severance payments due under this Section 8(a)(ii) are “nonqualified deferred compensation” subject to Section 409A of the Code and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence on the first payroll date following the six month anniversary of the Date of Termination (the “Specified Employee Severance Payment Date”) (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during the prior six-month period if no such delay had been imposed).  In no event will the last installment payment be made later than December 31 of the year following the year in which such severance amounts are no longer subject to a substantial risk of forfeiture.  For purposes of this Agreement, whether Executive is a “specified employee” will be determined in accordance with the written procedures adopted by the Board which are incorporated by reference herein; and

(iii) the Subsidiary shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) On the Severance Payment Date, the Subsidiary shall pay to Executive a lump sum payment in the amount of $25,000; and

(v) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

(b) Termination By the Employer for Cause or By Executive Without Good Reason.  If Executive’s employment is terminated by the Employer for Cause or by Executive (other than for Good Reason):

(i) the Subsidiary shall pay Executive, as soon as practicable following such termination, but in no event later than two and one half months following the Date of Termination, the Accrued Obligations; and

(ii) the Subsidiary shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment.

(c) Disability.  During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b) off-set, on a dollar for dollar basis, by any insurance or social security payments made to Executive relating to such disability.  In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Subsidiary shall pay to Executive as soon as practicable following such termination, but in no event later than two and one half months following the Date of Termination: (A) the Accrued Obligations and (B) a Pro-Rated Bonus; and

(ii) commencing on the Severance Payment Date, the Subsidiary shall continue to pay Executive, in monthly installments, his annual rate of Base Salary for the lesser of (A) one year following the Date of Termination or (B) until such time as any Employer long-term disability benefit plan becomes available to Executive.  Notwithstanding the foregoing, if the Board (or its delegate) determines in its discretion that payments due under this Section 8(c)(ii) are “nonqualified deferred compensation” subject to Section 409A of the Code and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such payments shall commence on the Specified Employee Severance Payment Date (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during the prior six-month period if no such delay had been imposed).  In no event will the final installment payment be made later than December 31 of the year following the year in which such severance amounts are no longer subject to a substantial risk of forfeiture; and

(iii) the Subsidiary shall provide Executive the health insurance benefits that he was receiving immediately prior to the Date of Termination, for the lesser of (A) one year following the Date of Termination or (B) until such time as any Employer long-term disability benefit plan becomes available to Executive; provided, that, if the Subsidiary is unable to continue the health insurance benefits following the Date of Termination, the Subsidiary shall pay Executive the cost of similar health insurance benefits, not to exceed the cost the Subsidiary would incur if Executive had continued to remain in the Subsidiary’s health plans, such payments to be made no later than the one year anniversary of the Date of Termination; and

(iv) the Subsidiary shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(v) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

(d) Death.  If Executive’s employment is terminated by his death:

(i) the Subsidiary shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, the Accrued Obligations and Pro-Rated Bonus as soon as practicable following such death but in no event later than two and one half months following the Date of Termination; and

(ii) the Subsidiary shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive’s spouse and dependents shall be entitled to continue receiving health insurance benefits that they were receiving as of the Date of Termination for one (1) year following Executive’s death; provided, that, if the Subsidiary is unable to continue the health insurance benefits following the Date of Termination, the Subsidiary shall pay Executive’s spouse and dependents the cost of similar health insurance benefits, not to exceed the cost the Subsidiary would incur if Executive had continued to remain in the Subsidiary’s health plans, such payments to be made no later than the one year anniversary of the Date of Termination; and

(iv) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Employer.

9. Restrictive Covenants.

(a) Acknowledgments.  Executive acknowledges that:  (i) as a result of Executive’s employment by the Employer, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Group’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Group will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, Executive should solicit or interfere with the Group’s employees, clients or customers or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Group; (vi) the Employer would not have hired or continued to employ Executive and the Company would not have granted the options contemplated by the Prior Agreement unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment.  “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Group’s business.  “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Group including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Group; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group; (E) information about the Group’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b) Confidentiality.  In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Employer’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Employer in attempting to keep such information confidential.  Upon the request of the Employer, Executive agrees to promptly deliver to the Employer the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete.  In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of six (6) months following the termination of his employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is last to occur, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, Executive shall not, without the prior written permission of the Employer, (i) directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Group at the time of his termination of employment or was or is providing such services within the twelve (12) month period before or after his termination of employment or (ii) request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Group or to terminate his or her employment with the Group.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly:  (i) solicit or accept any business that is directly related to the business of the Group, from any person or entity who, at the time of, or at the time during the twelve (12) months preceding such termination, was an existing or prospective customer or client of the Group; (ii) request or cause any of the Group’s clients or customers to cancel or terminate any business relationship with the Group involving services or activities which were directly or indirectly the responsibility of Executive during his employment or (iii) pursue any Group project known to Executive upon termination of his employment that the Group is actively pursuing (or was actively pursuing within six months of termination) while the Group is (or is contemplating) actively pursuing such project.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Group that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the Employment Period, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group.  More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Group’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.  Executive further agrees promptly to disclose in writing and deliver to the Employer all Intellectual Property Products created during his engagement by the Employer, whether or not during normal business hours.  Executive agrees that all works of authorship created by Executive during his engagement by the Employer shall be works made for hire of which the Group is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Employer is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity.  To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by Executive during his engagement by the Employer, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Employer.  Executive agrees to execute, immediately upon the Employer’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Employer at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Employer shall bear the cost of any such assignments, applications or consequences.   Upon termination of Executive’s employment with the Employer for any reason whatsoever, and at any earlier time the Employer so requests, Executive will immediately deliver to the custody of the person designated by the Employer all originals and copies of any documents and other property of the Employer in Executive’s possession, under Executive’s control or to which he may have access.

(g) Non-Disparagement. Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period.

(h) Enforcement.  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Employer are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer at law or in equity.  Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.  In addition, the Employer shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof (and such action shall not be considered a breach under the Agreement).

(i) Blue Pencil.  If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(j) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement.  The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Employer’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement.  If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Employer’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.  Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

11. Indemnification.  The Employer agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Employer or any other entity within the Group or is or was serving at the request of the Employer or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Employer to the fullest extent authorized by the Company’s and/or Subsidiary’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, except for willful misconduct or any acts (or omissions) of gross negligence by Executive.

12. Successors; Binding Agreement.  The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive.  This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Employer, and the heirs, executors and administrators of Executive, and shall be assignable by the Employer to any entity acquiring substantially all of the assets of the Company and/or the Subsidiary, whether by merger, consolidation, sale of assets or similar transactions.

13. Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Employer and if to the Employer, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Governing Law.  This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.  If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

15. Amendment.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification has been approved by the Board and is agreed to in a writing signed by Executive and a member of the Board (excluding Executive or any other member of the Board who is also an employee of the Employer), and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Survival.  The respective obligations of, and benefits afforded to, Executive and the Employer as provided in Section 9 of this Agreement shall survive the termination of this Agreement.

17. No Conflict of Interest.  During the Employment Period, Executive shall not, directly or indirectly, render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.

18. Counterparts.  This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

20. Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21. Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

22. Representation.  Executive represents and warrants to the Employer, and Executive acknowledges that the Employer has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Employer nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Employer.  In the course of performing Executive’s work for the Employer, Executive will not disclose or make use of any information, documents or materials that Executive is under any obligation to any other party to maintain in confidence.  In addition, Executive represents and warrants and acknowledges that the Employer has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.  If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Employer shall have the right to terminate Executive’s employment for Cause.

23. Section 409A of the Code.

(a) It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Code.  To the extent that the parties determine that Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended in the manner that, in the parties’ judgment, fulfills the intent of the parties and avoids application of such additional tax, and the parties hereby agree to promptly execute any amendment reasonably necessary to implement this Section 23.

(b) Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after earned or vested and, in any event, within two and one-half (2½) months after the end of the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.

24. Review by Counsel.  Executive represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable.  Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable.  This Agreement has been jointly drafted by both parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

GREENLIGHT CAPITAL RE, LTD.

By:  /s/ Leonard Goldberg
        Name:  Leonard Goldberg
        Title: CEO and Director

GREENLIGHT REINSURANCE, LTD.

By:  /s/ Leonard Goldberg
       Name:  Leonard Goldberg
       Title: CEO and Director

/s/ Tim Courtis
Tim Courtis
Executive